Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

by and among

THE SEVERAL EQUITYHOLDERS OF SHIELDS HEALTH SOLUTIONS PARENT, LLC LISTED ON SCHEDULE A AND SCHEDULE B,

THE STOCKHOLDERS OF WCAS SHIELDS HOLDINGS, INC. LISTED ON SCHEDULE C,

WALGREEN CO.,

SHIELDS HEALTH SOLUTIONS PARENT, LLC,

WCAS SHIELDS HOLDINGS, INC.

and

WCAS XIII ASSOCIATES, LLC, solely in its capacity as Sellers’ Representative

Dated as of September 17, 2021

TABLE OF CONTENTS

Page

ARTICLE I

CONTRIBUTION AND EXCHANGE; WCAS BLOCKER REORGANIZATION; PURCHASE AND SALE OF TRANSFERRED SECURITIES		2

1.01	Contribution and Exchange of Incentive Units	2
1.02	WCAS Blocker Reorganization	3
1.03	Health Systems Sellers	3
1.04	Purchase and Sale of Transferred Securities; Post-Closing Adjustment	3
1.05	The Closing	5
1.06	Withholding	5

ARTICLE II

CONDITIONS TO CLOSING		6

2.01	Conditions to All Parties’ Obligations	6
2.02	Conditions to Buyer’s Obligations	6
2.03	Conditions to Sellers’ Obligations	7
2.04	Waiver of Conditions	8

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS		8

3.01	Representations and Warranties Regarding Sellers	8
3.02	Representations and Warranties Regarding the WCAS Blocker	10
3.03	Representations and Warranties Regarding the Company	11
3.04	Disclaimer of Reliance and of Other Representations and Warranties	16

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER		17

4.01	Organization and Power	17
4.02	Authorization; Valid and Binding Agreement	17
4.03	No Breach	17
4.04	Consents, etc.	17
4.05	Funds	17
4.06	Brokerage	17
4.07	Investment Representation	18
4.08	Solvency	18
4.09	Investigation	18
4.10	No Other Representations and Warranties	18

i

ARTICLE V

CERTAIN PRE-CLOSING COVENANTS		19

5.01	Transferred Units	19
5.02	Interim Operations of the Company	19
5.03	Access to Information	21
5.04	Exclusivity	21
5.05	Efforts to Consummate	22
5.06	280G	24

ARTICLE VI

TERMINATION		24

6.01	Termination	24
6.02	Effect of Termination	25

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS		26

7.01	No Survival	26
7.02	Further Assurances	26
7.03	Tax Matters	26
7.04	Indemnification with Respect to Contribution and Exchange and WCAS Blocker Reorganization	27

ARTICLE VIII

MISCELLANEOUS		28

8.01	Press Releases and Communications	28
8.02	Expenses	28
8.03	Notices	28
8.04	Assignment	29
8.05	Severability	30
8.06	No Strict Construction	30
8.07	Amendment and Waiver	30
8.08	Complete Agreement	30
8.09	Counterparts	30
8.10	Governing Law	30
8.11	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	31
8.12	WAIVER OF JURY TRIAL	31
8.13	Specific Performance; Other Remedies	31
8.14	Electronic Delivery	31
8.15	Sellers’ Representative	32
8.16	Interpretation	32

ii

Schedules
Schedule A		Shields Sellers
Schedule B	—	Incentive Unit Holders
Schedule C	—	WCAS Sellers
Schedule D	—	Health Systems Co-Investors
Schedule E	—	Accelerated Vesting Terms
Schedule F	—	Defined Terms

Exhibits
Exhibit A	—	WCAS Blocker LLCA
Exhibit B	—	Second A&R LLCA
Exhibit C	—	Closing Statement Allocation Schedule

iii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of September 17, 2021, by and among the Persons (as defined below) listed on Schedule A (each a “Shields Seller” and collectively, the “Shields Sellers”), the Persons listed on Schedule B (each an “Incentive Unit Holder” and collectively, the “Incentive Unit Holders”), the Persons listed on Schedule C (each a “WCAS Seller” and collectively, the “WCAS Sellers”, together with the Shields Sellers, the Incentive Unit Holders, the WCAS Sellers and upon their joinder to this Agreement pursuant to Section 1.03, the Health Systems Sellers (as defined below), each a “Seller” and collectively, the “Sellers”), Walgreen Co., an Illinois corporation (“Buyer”), Shields Health Solutions Parent, LLC, a Delaware limited liability company (the “Company”), WCAS Shields Holding, Inc., a Delaware corporation (“WCAS Blocker”) and WCAS XIII Associates LLC, in its capacity as Sellers’ Representative on behalf of the Sellers (the “Sellers’ Representative”).

WHEREAS, as of the date hereof, each Shields Seller owns, directly or indirectly through ownership in Shields Specialty (as defined below), the number of common membership interests of the Company (the “Common Units”), set forth opposite such Shields Seller’s name on Schedule A under the heading “Common Units Owned”;

WHEREAS, as of the date hereof, each Incentive Unit Holder owns the number of vested and unvested incentive units granted by the Company (the “Incentive Units”) set forth opposite such Incentive Unit Holder’s name on Schedule B under the headings “Vested Incentive Units” and “Unvested Incentive Units”, respectively;

WHEREAS, prior to the Closing, the Company will accelerate the vesting of the Incentive Units as set forth on Schedule E;

WHEREAS, as of the date hereof, WCAS Blocker owns 234,056,895.10 Common Units (the “WCAS Blocker Common Units”);

WHEREAS, as of the date hereof, each WCAS Seller owns the number of shares of common stock, par value $0.001 per share of WCAS Blocker, set forth opposite such WCAS Seller’s name on Schedule C under the heading “Blocker Stock Owned” (the “Blocker Shares”);

WHEREAS, as of the date hereof, each Health System Seller owns the number of Common Units set forth opposite such Health System Seller’s name on Schedule D under the heading “Common Units Owned”;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, immediately prior to the Closing (as defined below), the parties desire that the Contribution and Exchange (as defined below) will have occurred;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, immediately prior to the Closing, the parties desire that the WCAS Blocker Reorganization (as defined below) will have occurred;

WHEREAS, WCAS desires to accept an offer from Buyer to enter into the transactions contemplated by this Agreement and each of the Sellers acknowledges that such transaction shall be treated (x) with respect to the Sellers other than any Health Systems Sellers, for purposes of Section 8.1 of the A&R LLCA (as hereinafter defined), as a “Drag Along Sale”, hereby waiving (i) any interpretation to the contrary and (ii) any requirement in the A&R LLCA to allocate the Purchase Price hereunder in any manner other than as contemplated hereby, and (y) as a “Tag-Along Sale” in accordance with Section 9.1 of the A&R LLCA with respect to the Health Systems Co-Investors, hereby waiving any interpretation to the contrary;

WHEREAS, prior to the Closing, Shields Specialty Pharmacy Holdings, LLC (“Shields Specialty”) intends to distribute certain Transferred Shields Seller Units (as defined below) to certain of its members as reflected on Schedule A (which shall be automatically adjusted prior to the Closing to reflect the actual number of Transferred Shields Seller Units distributed by Shields Specialty);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, at the Closing, (x) Buyer desires to purchase from (i) each Shields Seller, the number of Common Units (the “Transferred Shields Seller Units”) set forth opposite such Shields Seller’s name on Schedule A under the heading “Transferred Units”, (ii) each Incentive Unit Holder, the Exchanged Units (as defined below) held by such Incentive Unit Holder, (iii) each Health Systems Seller (if any), the number of Common Units (the “Transferred Health Systems Units”) set forth opposite such Health Systems Seller’s name on Schedule D under the heading “Transferred Units” and (iv) each WCAS Seller, the WCAS Transferred Blocker Units ((as defined below) and collectively with the Transferred Shields Seller Units, Transferred Health Systems Units and the Exchanged Units, the “Transferred Securities”) set forth opposite such WCAS Seller’s name on Schedule C under the heading “Transferred Blocker Units (Class A Units)” and (y) the Sellers desire to sell such Transferred Securities to Buyer;

WHEREAS, at the Closing, WCAS Blocker, the WCAS Sellers and Buyer will enter into a Limited Liability Company Agreement with respect to the WCAS Blocker, substantially in the form annexed hereto as Exhibit A (the “WCAS Blocker LLCA”);

WHEREAS, at the Closing, the Company and its members will enter into a Second Amended and Restated Limited Liability Company Agreement with respect to the Company, substantially in the form annexed hereto as Exhibit B (the “Second A&R LLCA”); and

WHEREAS, capitalized terms will have the meanings ascribed to such terms in Schedule F.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, conditions and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CONTRIBUTION AND EXCHANGE; WCAS BLOCKER REORGANIZATION; PURCHASE AND SALE OF TRANSFERRED SECURITIES

1.01 Contribution and Exchange of Incentive Units. Immediately prior to the Closing, (i) each Incentive Unit Holder will contribute to the Company such number of vested Incentive Units (the “Contributed Incentive Units”) as is set forth opposite such Incentive Unit Holder’s name on Schedule B under the heading “Contributed Incentive Units”, and in exchange for such Contributed Incentive Units, the Company will issue to each such Incentive Unit Holder the number of Common Units set forth opposite such Incentive Unit Holder’s name on Schedule B under the heading “Exchange Units” having a value equal to the fair market value (taking the distribution threshold of such Contributed Incentive Units into consideration) of such Contributed Incentive Units (the “Exchanged Units”); and (ii) all Contributed Incentive Units surrendered for exchange will be cancelled and will no longer be deemed to be outstanding and all rights with respect to such Contributed Incentive Units will immediately cease and terminate at the Closing, except for the right of the Incentive Unit Holders to receive the Exchanged Units in exchange for the Contributed Incentive Units pursuant to this Section 1.01 (clauses (i) and (ii), collectively, the “Contribution and Exchange”).

1.02 WCAS Blocker Reorganization. Immediately prior to the Closing, (i) the WCAS Sellers shall cause the WCAS Blocker to be converted to a limited liability company, and shall cause the WCAS Blocker to file a check-the-box election to be treated as a corporation for tax purposes; and (ii) each WCAS Seller will contribute the number of Blocker Shares set forth opposite such WCAS Seller’s name on Schedule C under the heading “Contributed Blocker Shares” (the “Contributed Blocker Shares”) to the WCAS Blocker, and in exchange, WCAS Blocker will issue to such WCAS Seller the number of new authorized and unissued Class A Common Units of WCAS Blocker set forth opposite such WCAS Seller’s name on Schedule C under the heading “Transferred Blocker Units (Class A Units)” (the “WCAS Transferred Blocker Units”, and the transactions described in clauses (i) and (ii), being herein collectively, the “WCAS Blocker Reorganization”).

1.03 Health Systems Sellers. At least twenty (20) Business Days prior to the Closing, the Sellers’ Representative and the Company will deliver a written notice, including a copy of this Agreement, to the Persons listed on Schedule D (each, a “Health Systems Co-Investor” and collectively, the “Health Systems Co-Investors”) providing the Health Systems Co-Investors the opportunity to sell to Buyer their pro rata number of Common Units (calculated using the pro rata percentage of equity securities being sold by the WCAS Sellers at Closing (i.e., 57%)) pursuant to the transactions contemplated by this Agreement (the “WBA Tag-Along Sale”) in accordance with Section 9.1(a) of the Amended and Restated Limited Liability Company Agreement of the Company (the “A&R LLCA”). If any Health System Co-Investor elects to participate in the WBA Tag-Along Sale within the time period specified in Section 9.1(a) of the A&R LLCA (the “Tag-Along Period”) and delivers such documents requested by the Sellers’ Representative or Buyer in connection with the WBA Tag-Along Sale, including a joinder to this Agreement that provides for participation in the WBA Tag-Along Sale on the terms and conditions set forth in Section 9 of the A&R LLCA (including with respect to the making of representations, warranties and covenants and contributions to the Adjustment Holdback Amount) and the applicable wire instructions pursuant to Section 1.04(c), within the Tag-Along Period, then (a) such Health Systems Co-Investor shall be deemed to be a “Health Systems Seller” for all purposes herein, (b) Buyer agrees to purchase such additional number of Common Units in the WBA Tag-Along Sale in accordance with Section 9.1(a) of the A&R LLC A from such Health Systems Seller, and the Base Purchase Price will be increased by the amount set forth in the column “Purchase Price” in the amounts set forth opposite such Health Systems Seller’s name on Schedule D. The parties agree to amend Schedule D to reflect such participation without any further consent or action required by the parties to this Agreement.

1.04 Purchase and Sale of Transferred Securities; Post-Closing Adjustment.

(a) The aggregate consideration to be paid at Closing for the Transferred Securities (the “Purchase Price”) shall be an amount in cash equal to the Base Purchase Price (as adjusted if applicable pursuant to Section 1.03), minus the amount by which the Estimated Company Transaction Expense Amount exceeds the Company Transaction Expense Threshold, if applicable, minus the Adjustment Holdback Amount, which will be paid to the Escrow Agent to be held in escrow pending release pursuant to this Section 1.04 and the escrow agreement to be entered into among the Escrow Agent, Buyer and the Sellers’ Representative at Closing (the “Escrow Agreement”).

(b) Not less than five (5) Business Days prior to the anticipated Closing Date, the Sellers’ Representative shall deliver to Buyer a certificate (the “Closing Statement”) containing (i) a calculation of the Base Purchase Price (as adjusted if applicable pursuant to Section 1.03); (ii) Sellers’ Representative’s good faith estimate of the Company Transaction Expenses as of the

Closing (the “Estimated Company Transaction Expense Amount”); (iii) a calculation of the Purchase Price based on such estimates; and (iv) an updated version of the illustrative allocation schedule allocating the Purchase Price and Adjustment Holdback Amount among the Sellers attached hereto as Exhibit C (which represents the allocation of the Purchase Price and Adjustment Holdback Amount among Sellers as if the Closing were to occur on the date hereof) (such updated schedule, the “Closing Statement Allocation Schedule”). From the delivery of the Closing Statement until the Closing, the Sellers’ Representative and the Company shall permit Buyer and its representatives to have reasonable access during normal business hours to the personnel of the Company and its Subsidiaries involved in preparing such estimate and the books and records of the Company and its Subsidiaries that are relevant to such estimate.

(c) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) each Shields Seller will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from each Shields Seller, all of the Transferred Shields Seller Units owned by such Shields Seller; (ii) each Incentive Unit Holder will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from each Incentive Unit Holder, all of the Exchanged Units owned by such Incentive Unit Holder; (iii) each WCAS Seller will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from each WCAS Seller, all of the WCAS Transferred Blocker Units owned by such WCAS Seller; and (iv) each Health Systems Seller (if any), will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from each Health Systems Seller (if any), all of the Transferred Health Systems Units owned by such Health Systems Seller. Payment for the Transferred Securities will be made by wire transfer on the Closing Date of immediately available funds to each Seller to an account or accounts specified by such Seller to Buyer in writing at least three (3) Business Days prior to the Closing Date, in an amount equal to such Seller’s portion of the Purchase Price, less such Seller’s portion of the Adjustment Holdback Amount, in each case, as specified in the Closing Statement Allocation Schedule.

(d) As promptly as reasonably practicable, but in any event within sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to the Sellers’ Representative a statement of the amount of Company Transaction Expenses as of immediately prior to the Closing and a calculation of the Purchase Price based on such estimate (the “Preliminary Company Transaction Expense Amount”). If Buyer does not deliver the statement of the Preliminary Company Transaction Expense Amount within such period, then the Estimated Company Transaction Expense Amount shall be deemed the Final Company Transaction Expense Amount for all purposes hereunder and shall be non-appealable by the parties hereto. The Sellers’ Representative shall have thirty (30) days following the date that the Buyer delivers the statement of the Preliminary Company Transaction Expense Amount (the “Dispute Period”) to review such statement. If the Sellers’ Representative has any objections to such statement, the Sellers’ Representative shall deliver to Buyer a statement setting forth its objections thereto (a “Dispute Notice”), which shall identify in reasonable detail those items and amounts to which the Sellers’ Representative objects and the Sellers’ Representative’s calculation of such items and amounts. If a Dispute Notice is not delivered to Buyer during the Dispute Period, the calculation of the Preliminary Company Transaction Expense Amount set forth in Buyer’s statement shall be deemed accepted and agreed to by the Sellers’ Representative and shall be final and binding (the “Final Company Transaction Expense Amount”) for purposes of this Agreement and shall be non-appealable by the parties hereto. If the Sellers’ Representative delivers a Dispute Notice to Buyer, Buyer and the Sellers’ Representative shall attempt to resolve any disputed items within thirty (30) days after delivery of the Dispute Notice. If Buyer and the Sellers’ Representative so resolve any disputed items, the calculation set forth in Buyer’s statement of the Preliminary Company Transaction Expense Amount, as adjusted for any disputed items that are so resolved by Buyer and the Sellers’ Representative, shall be final and binding as the Final Company Transaction Expense Amount for purposes of this Agreement and shall be non-appealable by the parties hereto. If Buyer and the Sellers’ Representative are unable to resolve any disputed items within such thirty (30) day period, then either Buyer or the Sellers’ Representative may file suit in accordance with the provisions of Section 8.11.

(e) If the Final Company Transaction Expense Amount is greater than the Estimated Transaction Expense Amount, Buyer shall be entitled to receive from the Escrow Agent the Post-Closing Overpayment Amount, if any, and the balance of the Adjustment Holdback Amount, if any, shall be paid to the Sellers in a manner consistent with the Closing Statement Allocation Schedule by the Escrow Agent by wire transfer of immediately available funds; provided that if the Post-Closing Overpayment Amount is greater than the Adjustment Holdback Amount (the “Overpayment Recovery Amount”), then (x) Buyer shall be entitled to reduce any amounts payable to any Seller under Article IX of the Second A&R LLCA by such Seller’s portion of the Overpayment Recovery Amount in a manner consistent with the Closing Statement Allocation Schedule and (y) any dividends or distributions made by the Company shall be adjusted in order to reduce the amounts payable to any Seller by such Seller’s portion of the Overpayment Recovery Amount in a manner consistent with the Closing Statement Allocation Schedule and to increase the amount payable to Buyer by such reductions (it being understood and agreed that no Seller shall be required to bear more than its portion of the Overpayment Recovery Amount as a result of this proviso).

(f) If the Final Company Transaction Expense Amount is less than the Estimated Company Transaction Expense Amount, then (i) the full Adjustment Holdback Amount shall be paid to the Sellers in a manner consistent with the Closing Statement Allocation Schedule by the Escrow Agent by wire transfer of immediately available funds and (ii) Buyer shall pay to the Sellers in a manner consistent with the Closing Statement Allocation Schedule by wire transfer of immediately available funds the Post-Closing Underpayment Amount.

(g) If the Final Company Transaction Expense Amount equals the Estimated Company Transaction Expense Amount, then the Adjustment Holdback Amount shall be paid to the Sellers in a manner consistent with the Closing Statement Allocation Schedule by the Escrow Agent by wire transfer of immediately available funds.

1.05 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 am Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions to the Closing set forth in ARTICLE II (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as Buyer and the Sellers’ Representative may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

1.06 Withholding. Each of Buyer and its Affiliates and any of their agents shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state, local or foreign law. If any amount is so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed, and such withheld amounts shall be promptly paid over to the appropriate taxing authority.

ARTICLE II

CONDITIONS TO CLOSING

2.01 Conditions to All Parties’ Obligations. The obligations of the parties to consummate the Closing are subject to the satisfaction of the following conditions as of the Closing:

(a) the applicable waiting periods, if any, under the HSR Act will have expired or been terminated, and there shall not be in effect any voluntary agreement between Buyer, any Seller or the Company and any Governmental Body pursuant to which Buyer, any Seller or the Company has agreed not to consummate the transactions contemplated by this Agreement for any period of time;

(b) no injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Body will be in effect enjoining, restraining, preventing or prohibiting consummation of the Closing or making the consummation of the Closing illegal;

(c) the Contribution and Exchange shall have occurred; and

(d) the WCAS Blocker Reorganization shall have occurred.

2.02 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following conditions as of the Closing:

(a) (i) each of the representations and warranties of the Sellers or the Company, as applicable, contained in Sections 3.01(a), (b), (c), (d)(i), the last sentence of (d)(ii), (d)(iii) and (f), 3.02, 3.03(a) (other than the last sentence), 3.03(b)(i), 3.03(c)(i), the second sentence of 3.03(e) and 3.03(o) will be true and correct in all respects as of the Closing as if made at the Closing (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)); (ii) the representations and warranties of the Sellers or the Company, as applicable, contained in Sections 3.01(d)(ii) (the first sentence only), 3.03(b)(ii) (the first sentence only), 3.03(c)(ii) (clause B only), 3.03(j) and 3.03(l), without giving effect to any qualification as to “material”, “materiality” or “Material Adverse Effect” set forth herein, will be true and correct in all material respects as of the Closing as if made at the Closing (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)); and (iii) each of the representations and warranties of the Sellers set forth in Section 3.01(d)(ii) (other than the first sentence and last sentence thereof), Section 3.01(e) and the other representations and warranties of the Company set forth in Section 3.03, without giving effect to any qualification as to “material”, “materiality” or “Material Adverse Effect” set forth herein, will be true and correct in all respects as of the Closing as if made at the Closing (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except for any failure of such representations and warranties to be true and correct that has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the Sellers’ or the Company’s ability to consummate the transactions contemplated hereby, as the case may be;

(b) each Seller will have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) each Seller will have delivered to Buyer a certificate, dated the Closing Date, stating that the conditions specified in Section 2.02(a) and Section 2.02(b) have been satisfied;

(d) the Shields Sellers and the WCAS Blocker will have delivered to Buyer counterparts of the Second A&R LLCA, duly executed by each of the Shields Sellers, the WCAS Blocker and the Company;

(e) the WCAS Blocker will have delivered to Buyer counterparts of the WCAS Blocker LLCA duly executed by the WCAS Blocker and each of the WCAS Sellers;

(f) each Seller and the WCAS Blocker will have delivered to Buyer the forms and certifications set forth in Section 7.03(a);

(g) the Sellers will have delivered to Buyer (i) a certified copy of the certificate of formation of the Company as in effect and on file with the Secretary of State of the State of Delaware and (ii) a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Delaware;

(h) each Seller that is not a natural person will have delivered to Buyer (i) a certified copy of the certificate or articles of incorporation, formation or organization of such Seller as in effect and on file in the jurisdiction of such Seller’s incorporation, formation or organization and (ii) a certificate of good standing (to the extent such Seller’s jurisdiction of incorporation, formation or organization recognizes such concept), of such Seller, issued as a of a recent date by such Seller’s jurisdiction of incorporation, formation or organization;

(i) the WCAS Blocker will have delivered to Buyer (i) a certified copy of the certificate of formation of the WCAS Blocker as in effect and on file with the Secretary of State of the State of Delaware and (ii) a certificate of good standing of the WCAS Blocker, issued as of a recent date by the Secretary of State of the State of Delaware;

(j) the Sellers’ Representative will have delivered to Buyer the Escrow Agreement, duly executed by the Sellers’ Representative and the Escrow Agent; and

(k) since the date of this Agreement, there shall not have occurred any Material Adverse Effect, and no event or other effect shall have occurred or circumstance or other effect shall exist that, in combination with any other events, circumstances or other effects, would reasonably be expected to have or result in a Material Adverse Effect.

2.03 Conditions to Sellers’ Obligations. The obligations of the Sellers to consummate the Closing are subject to the satisfaction of the following conditions as of the Closing:

(a) (i) each of the representations and warranties of Buyer set forth in ARTICLE IV (other than Section 4.01 and Section 4.02) will be true and correct as of the Closing as if made at the Closing (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except for any failure of such representations and warranties to be true and correct that has not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby; and (ii) each of the representations and warranties of Buyer set forth in Section 4.01 and Section 4.02 will be true and correct in all respects as of the Closing as if made at the Closing (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date));

(b) Buyer will have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) Buyer will have delivered to the Company a certificate of Buyer, dated the Closing Date, stating that the conditions specified in Section 2.03(a) and Section 2.03(b) have been satisfied;

(d) Buyer will have delivered a counterpart of the Second A&R LLCA, duly executed by Buyer;

(e) Buyer will have delivered to WCAS Blocker a counterpart of the WCAS Blocker LLCA, duly executed by Buyer; and

(f) Buyer will have delivered to the Sellers’ Representative the Escrow Agreement, duly executed by the Sellers’ Representative and the Escrow Agent

2.04 Waiver of Conditions. All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

3.01 Representations and Warranties Regarding Sellers. Each Seller severally, and not jointly and severally, represents and warrants to Buyer, solely as to itself, as follows:

(a) Organization and Power. With respect to each Seller that is not a natural person, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full limited liability company or corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(b) Authorization; Valid and Binding Agreement. With respect to each Seller that is not a natural person, the execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of such Seller, and no other proceedings on such Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Buyer, this Agreement constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(c) No Breach. The execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material Claim upon any material assets of such Seller, or require any material authorization, consent, approval, exemption or other material action by or notice to any Governmental Body or other third party, under the provisions of any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which such Seller is bound, or any law, statute, rule or regulation or order, judgment or decree to which such Seller is subject or, in the case of any Seller that is not a natural person, such Seller’s Organizational Documents, other than (i) any such breaches, defaults, violations or Claims that, individually or in the aggregate, would not have a material adverse effect on the ability of such Seller to enter into this Agreement, perform any of its obligations hereunder or consummate the transactions contemplated hereby, and (ii) any such authorizations, consents, approvals, exemptions or other actions (A) required under the HSR Act or applicable antitrust or competition laws of other jurisdictions or (B) the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the ability of such Seller to enter into this Agreement, perform any of its obligations hereunder or consummate the transactions contemplated hereby.

(d) Ownership.

(i) With respect to each Seller that is a Shields Seller, as of the date hereof and as of the Closing Date other than as set forth on Section 3.01(d) of the Disclosure Schedules, such Shields Seller is the sole record and beneficial owner of the Transferred Shields Seller Units set forth opposite the name of such Shields Seller on Schedule A, free and clear of all Claims (other than restrictions on transfer under applicable securities laws and the Company’s Organizational Documents).

(ii) Section 3.01(d)(ii)(x) of the Disclosure Schedules sets forth as of the date hereof, with respect to each Incentive Unit, (A) the holder thereof, (B) the date of issuance or grant, (C) the vesting schedule, including any accelerated vesting conditions and (D) the distribution threshold. Each Incentive Unit constitutes a “profits interest” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343 (“Rev. Proc. 93-27”). No Seller has taken any action or position that is inconsistent in any material respect with the application of Rev. Proc. 93-27 to each Incentive Unit and all conditions set forth in Revenue Procedure 2001-43, 2001-2 C.B. 191 (“Rev. Proc. 01-43”) are satisfied with respect to each Incentive Unit. Except as set forth on Section 3.01(d)(ii)(y) of the Disclosure Schedules, each Person who holds an Incentive Unit has provided documentation to the Company evidencing that such holder has made a valid and timely election under Section 83(b) of the Code with respect to such Incentive Units. With respect to each Seller that is an Incentive Unit Holder, (i) as of the date hereof, such Incentive Unit Holder is the sole record and beneficial owner of the Incentive Units and (ii) as of the Closing Date, immediately after giving effect to the Contribution and Exchange, such Incentive Unit Holder will be the sole record and beneficial holder of the Exchanged Units, in each case as is set forth opposite the name of such Incentive Unit Holder on Schedule B, free and clear of all Claims (other than restrictions on transfer under applicable securities laws and the Company’s Organizational Documents).

(iii) With respect to each Seller that is a WCAS Seller, (i) as of the date hereof, such WCAS Seller is the sole record and beneficial owner of the Blocker Shares set forth opposite the name of such WCAS Seller on Schedule C and (ii) as of the Closing Date, immediately after giving effect to the WCAS Blocker Reorganization and prior to the Closing, such WCAS Seller will be the sole record and beneficial holder of the WCAS Transferred Blocker Units, in each case as is set forth opposite the name of such WCAS Seller on Schedule C, free and clear of all Claims (other than restrictions on transfer under applicable securities laws and the Company’s Organizational Documents).

(iv) With respect to each Seller that is a Health Systems Seller, as of the date such Health Systems Seller executes a joinder to this Agreement and as of the Closing Date, such Health Systems Seller is the sole record and beneficial owner of the Transferred Health Systems Units set forth opposite such Health Systems Seller’s name on Schedule D, free and clear of all Claims (other than restrictions on transfer under applicable securities laws and the Company’s Organizational Documents).

(e) Litigation. As of the date hereof there are not, and since August 19, 2019 there have not been, (a) any litigations, actions, suits, proceedings, claims, arbitrations or investigations against such Seller or, to such Seller’s knowledge, threatened in writing that has, or would reasonably be expected to have, a material adverse effect on the ability of such Seller to enter into this Agreement, perform any of its obligations hereunder or consummate the transactions contemplated hereby or (b) any material outstanding writ, order, judgment, injunction or decree that has been issued that is applicable to such Seller.

(f) Brokerage. Except for fees and expenses payable to Centerview Partners and Morgan Stanley, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller.

3.02 Representations and Warranties Regarding the WCAS Blocker. Each WCAS Seller, jointly and severally, represents and warrants to Buyer, as follows:

(a) WCAS Blocker Capitalization.

(i) As of the Closing Date, after giving effect to the WCAS Blocker Reorganization, the issued and outstanding equity capital of WCAS Blocker will be as described on Schedule C. After giving effect to the WCAS Blocker Reorganization, the WCAS Transferred Blocker Units will be duly authorized, validly issued and fully paid Class A Common Units, par value $0.01 per unit, of WCAS Blocker. The WCAS Transferred Blocker Units will not be issued in violation of any applicable Laws and are not subject to preemptive rights, purchase options, call options, rights of first refusal, tag-along rights, drag-along rights, or restrictions on transfer or other similar rights.

(ii) There are no (x) outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, convertible or exchangeable securities, plans or other agreements providing for the purchase, issuance, transfer, redemption or sale of any equity securities of any kind of the WCAS Blocker, (y) outstanding obligations, contingent or otherwise, of WCAS Blocker to repurchase, redeem or otherwise acquire any Blocker Shares or (z) voting trusts, proxies or other Contracts with respect to the voting or transfer of Blocker Shares by which WCAS Blocker or any WCAS Seller is bound.

(b) WCAS Blocker Limited Operations. WCAS Blocker was formed on July 11, 2019, and since that date has not (A) conducted any business operations other than in connection with its investment in the Company, (B) entered into any Contracts (other than this Agreement and in connection with its investment in the Common Units), (C) employed any Person, (D) owned any assets (tangible or intangible), property (real or personal), fixtures or equipment (other than Common Units), (E) leased any property or (F) been classified other than as a corporation for U.S. federal and applicable state and local income and franchise tax purposes. All material Taxes for which the WCAS Blocker may be liable (including in the form of any deficiencies or assessments in respect of Taxes) have been timely paid. All material tax returns required to have been filed by or with respect to the WCAS Blocker have been timely filed, and all such tax returns are complete and accurate. There is no material action, suit, investigation, audit, claim or assessment pending or proposed, or, to the knowledge of WCAS Blocker, threatened in writing with respect to Taxes for which the WCAS Blocker may be liable.

3.03 Representations and Warranties Regarding the Company. The Company represents and warrants to Buyer, as follows:

The Company represents and warrants to Buyer, as follows:

(a) Organization; Power and Authority; Capital Structure.

(i) The Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has the requisite power and authority to own or lease and operate its assets and to carry on its business as currently conducted by it. The copies of the Organizational Documents of the Company that have been made available to Buyer are correct and complete, and the Company is not in violation of any term thereof.

(ii) The Transferred Shields Seller Units have been duly authorized and were validly issued to the Shields Sellers. Immediately after giving effect to the Contribution and Exchange, the Exchanged Units will have been duly authorized and validly issued to the Incentive Unit Holders. The WCAS Blocker Common Units have been duly authorized and were validly issued to the WCAS Blocker. There are no outstanding (A) subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any other equity interests of the Company or (B) stock appreciation, phantom equity, profit interest, profit participation or similar rights with respect to the Company or any of its Subsidiaries. Section 3.03(a)(ii) of the Disclosure Schedule lists all of the equity interests of the Company and the holders thereof. There are no agreements to which the Company is a party with respect to the voting of any equity interests of the Company or which restrict the transfer of any such equity interests. There are no outstanding Contracts of the Company to repurchase, redeem or otherwise acquire any equity interests or any other securities of the Company.

(b) Subsidiaries.

(i) The Company’s Subsidiaries are listed in Section 3.03(b)(i) of the Disclosure Schedules. The Company owns directly or indirectly all of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries free and clear of all Claims (other than restrictions on transfer under applicable securities laws and the applicable Subsidiary’s Organizational Documents). There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind to which a Subsidiary of the Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any other equity interests of any such Subsidiary. Except as set forth in Section 3.03(b)(i) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity interest in any other Person.

(ii) Each of the Company’s Subsidiaries is an entity of the type set forth on Section 3.03(b)(i) of the Disclosure Schedules, duly incorporated, organized or otherwise formed, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all requisite corporate or similar power and authority to own, operate and lease its properties and to carry on its business as currently conducted. Each such Subsidiary is duly licensed or qualified to do business as a foreign organization under the Laws of each jurisdiction listed in Section 3.03(b)(i) of the Disclosure Schedules and each other jurisdiction in which the character of its properties or in which the conduct of its business makes such qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have a Material Adverse Effect. The copies of the Organizational Documents of each such Subsidiary, in each case as amended to date and made available to Buyer, are complete and correct, and no amendments thereto are pending.

(c) Authorization; Valid and Binding Agreement; No Breach; Consents.

(i) The Company has full right, authority and power under its Organizational Documents to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Company.

(ii) Except as set forth in Section 3.03(c)(ii) of the Disclosure Schedules, the execution and delivery by the Company of this Agreement and the performance by the Company of the transactions contemplated hereby in accordance with the terms hereof, do not and will not (A) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, give rise to a right of termination of, or require any notice or approval under, any material contract, agreement, permit, license, authorization or obligation to which the Company or any of the Company’s Subsidiaries is a party or by which the Company’s or any of the Company’s Subsidiaries’ assets are bound; (B) conflict with, or result in any violation of, any provision of the Organizational Documents of the Company or any of the Company’s Subsidiaries; or (C) violate or result in a violation of, or constitute a default under (whether after the giving of notice, lapse of time or both), any provision of any Law, or any order of, or any restriction imposed by, any court or other Governmental Body material to the Company or any of the Company’s Subsidiaries, except, in the case of clauses (A) and (C), for any such conflicts, defaults, violations, termination rights or notices or approvals, for which the failure to provide or obtain have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(iii) Except for the applicable requirements of the HSR Act, (A) the Company is not required to submit any material notice, report or other filing with any Governmental Body in connection with this Agreement or the consummation of the transactions contemplated hereby and (B) no material consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Company in connection with this Agreement or the consummation of the transactions contemplated hereby.

(d) Financial Statements.

(i) The Company has made available to Buyer the following financial statements of the Company, copies of which are attached hereto as Section 3.03(d)(i) of the Disclosure Schedules (collectively, the “Financial Statements”):

(A) An audited consolidated balance sheet of the Company and its Subsidiaries as of the fiscal year ended December 31, 2019 and audited consolidated statements of income, members’ equity and cash flows of the Company and its Subsidiaries for the fiscal year then ended;

(B) An audited consolidated balance sheet of the Company and its Subsidiaries as of the fiscal year ended December 31, 2020 and unaudited consolidated statements of income, members’ equity and cash flows of the Company and its Subsidiaries for the fiscal year then ended; and

(C) An unaudited consolidated balance sheet of the Company and its Subsidiaries as of July 31, 2021 (the “Base Balance Sheet”), and unaudited consolidated statements of income, members’ equity and cash flows for the seven (7)-month period then ended.

(ii) The Financial Statements present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods covered thereby, subject to normal and recurring year-end adjustments and to the absence of footnotes in the case of any such Financial Statements that are unaudited. The Financial Statements were prepared in conformity with GAAP applied on a consistent basis.

(iii) The Company and its Subsidiaries have no liabilities, except (A) liabilities set forth on the Base Balance Sheet, (B) liabilities that were incurred after the date of the Base Balance Sheet in the ordinary course of business consistent with past practice, (C) liabilities arising under the executory portion of any contract to which the Company or any of its Subsidiaries is a party, (D) liabilities arising under or in connection with this Agreement or otherwise disclosed in the Disclosure Schedules or (E) as would not reasonably be expected to have a Material Adverse Effect.

(e) Operating in Ordinary Course of Business. Except as set forth in Section 3.03(e) of the Disclosure Schedules, from the date of the Base Balance Sheet until the date hereof, the Company and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practice. Since the date of the Base Balance Sheet, there has not been a Material Adverse Effect.

(f) Litigation. Except as set forth in Section 3.03(f) of the Disclosure Schedules, there are not as of the date hereof, and since August 19, 2019 there have not been, (a) any litigations, actions, suits, proceedings, claims, arbitrations or, to the Company’s knowledge, investigations against the Company or any of its Subsidiaries or, to the Company’s knowledge, threatened in writing that have had, or would reasonably be expected to have, a Material Adverse Effect or (b) any material outstanding writ, order, judgment, injunction or decree that has been issued that is applicable to the Company or one of its Subsidiaries.

(g) Compliance with Laws. Except as set forth in Section 3.03(g) of the Disclosure Schedules, none of the Company or any of its Subsidiaries is, or since August 19, 2019 has been, in default or violation of any Law that is applicable to the Company or any of its Subsidiaries or by which any property or asset owned by the Company or any of its Subsidiaries is bound, except for any such defaults or violations that have been cured or otherwise resolved in all material respects prior to the date hereof or that have not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect.

(h) Healthcare Regulatory Matters; Data Privacy. Except as set forth in Section 3.03(h) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is or, at any time since August 19, 2019 has been, a defendant or named party in any unsealed litigation or any proceeding relating to civil or criminal penalties under Sections 1128A or 1128B of the Social Security Act, 42 U.S.C. §§ 1320a-7a and 1320a-7b, the federal False Claims Act, 31 U.S.C. §§ 3729-3733, or any other federal or state Law relating to kickbacks, bribes, false claims, fraud, waste or abuse, and to the Company’s knowledge no Managed Pharmacy is or, at any time since August 19, 2019 has been, a defendant or named party in any such unsealed litigation or other proceeding relating to its relationship with the Company or any of its Subsidiaries. Except as set forth in Section 3.03(h) of the Disclosure Schedules, there is not as of the date hereof, and since August 19, 2019 there has not been, (i) any corporate integrity agreement, deferred prosecution agreement or similar agreement with any Governmental Body to which the Company or any of its Subsidiaries is or has been party, (ii) to the Company’s knowledge, any investigation by any Governmental Body of the Company or any of its Subsidiaries or, to the Company’s knowledge, of any Managed Pharmacy relating to its relationship with the Company or any of its Subsidiaries, or (iii) any subpoena or civil or criminal investigative demand from any Governmental Body that has been received by the Company or any of its Subsidiaries or, to the Company’s knowledge, by any Managed Pharmacy relating to its relationship with the Company or any of its Subsidiaries, or any communication from any Governmental Body relating to any subpoena or civil or criminal investigative demand previously received by the Company or any of its Subsidiaries. Except as set forth in Section 3.03(h) of the Disclosure Schedules, neither the Company, any of its Subsidiaries nor, to the Company’s knowledge, any Data Processor has experienced any (x) Breach of Unsecured Protected Health Information (as those terms are defined in HIPAA) or (y) Security Incident and have not been adversely affected by any Malicious Code, ransomware or malware attacks, or denial-of-service attacks on any IT Systems, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Company and its Subsidiaries have timely given all notifications and taken all other actions required under applicable Law with respect to the matters referenced in the immediately preceding sentence, except for any failures to do so that have not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect. The Company has not, nor have any of its Subsidiaries, received a written notice (including any enforcement notice), letter or complaint from a Governmental Body alleging noncompliance or potential noncompliance with any Privacy Laws and has not been subject to any proceeding relating to noncompliance or potential noncompliance with Privacy Laws or the Company’s processing of Private Information. The Company and its Subsidiaries have established an Information Security Program that is appropriately implemented and maintained, and there have been no violations of the Information Security Program, except, in each case, as has not had, and would not reasonably be expected to have, a Material Adverse Effect. Except as set forth in Section 3.03(h) of the Disclosure Schedules, the Company has assessed and tested its Information Security Program on a no less than annual basis and has remediated all critical, high and medium risks and vulnerabilities, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect. The IT Systems currently used by the Company are in good working condition, do not contain any Malicious Code or defect and operate and perform as necessary to conduct the business of the Company and its Subsidiaries, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(i) Incentive Units. The Company has not taken any action or position that is inconsistent in any material respect with the application of Rev. Proc. 93-27 to each Incentive Unit and all conditions set forth in Rev. Proc. 01-43 are satisfied with respect to each Incentive Unit.

(j) 280G. Except as set forth on Schedule 3.03(j), no amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated by this Agreement (either alone or in combination with another event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any Seller has any obligation to make a “gross up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.

(k) Contracts and Commitments. Each of the material Contracts of the Company and its Subsidiaries is in full force and effect, and the Company or the applicable Subsidiary is not and, to the Company’s knowledge, no other party to any such Contract is in default under any such Contract, except where such default has not had, and would not reasonably be expected to have, a Material Adverse Effect. None of the material customers or suppliers of the Company and its Subsidiaries has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified the Company or one its Subsidiaries in writing of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its relationship with the Company or one of its Subsidiaries, except where such cancellation, termination or alteration has not had, and would not reasonably be expected to have, a material and adverse effect on the Company.

(l) Related Party Transactions. Except for agreements governing the employment relationship and other compensation arrangements entered into with employees and managers in the ordinary course of business consistent with past practice and participation in incentive equity, phantom equity or similar plans and benefits plans by employees, there are no agreements, arrangements or contracts in effect between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any manager, officer, equityholder or employee of any Seller, the Company, any of the Company’s Subsidiaries or any of the Affiliates of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”). No manager, officer, equityholder or employee of any Seller, the Company, any of the Company’s Subsidiaries or any of the Affiliates of the foregoing Persons has any ownership interest in any property or asset used by the Company or any of its Subsidiaries.

(m) Intellectual Property. The Company and its Subsidiaries own or possess adequate licenses or other valid rights to use, all material Intellectual Property that is used in or necessary for the business of the Company and its Subsidiaries as conducted as of the Closing.

(n) Tax. (i) All income and other material tax returns required to have been filed by or with respect to the Company and each Subsidiary have been timely filed (taking into account extensions properly obtained); (ii) all material Taxes (whether or not shown to be due on any tax returns) for which the Company or any Subsidiary may be liable have been timely paid; (iii) no extension of time within which the Company or any Subsidiary is required to file any tax return is in effect; (iv) no written waiver of any statute of limitations relating to Taxes for which the Company or any Subsidiary may liable has been granted; (v) there is no material audit or administrative or judicial proceeding pending with respect to Taxes payable by the Company or any Subsidiary; (vi) all material deficiencies asserted in writing or assessments made in writing as a result of any examination of the tax returns referred to in clause (i) have been paid in full or otherwise resolved; (vii) there are no material liens for Taxes upon the assets of the Company or any Subsidiary; (viii) all material Taxes which the Company or any Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate governmental authority; (ix) at all times since formation, the Company has been classified as a partnership for U.S. federal and applicable state and local income tax purposes; and (x) at all times since its formation, each Subsidiary has been disregarded as an entity separate from the Company for U.S. federal and applicable state and local income tax purposes.

(o) Brokerage. Except for fees and expenses payable to Centerview Partners and Morgan Stanley, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

3.04 Disclaimer of Reliance and of Other Representations and Warranties.

(a) NONE OF THE SELLERS, WCAS BLOCKER, THE COMPANY, ANY OF THEIR RESPECTIVE SUBSIDIARIES OR OWNERS OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, MEMBERS, MANAGERS, EMPLOYEES, DIRECTORS, OFFICERS, STOCKHOLDERS OR AFFILIATES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE SELLERS, WCAS BLOCKER, THE COMPANY OR ANY OF THE COMPANY’S SUBSIDIARIES OR THE BUSINESS OF THE COMPANY OR ANY OF THE COMPANY’S SUBSIDIARIES, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES OF THE SELLERS OR THE COMPANY, AS APPLICABLE, EXPRESSLY SET FORTH IN THIS ARTICLE III.

(b) Without limiting the generality of the foregoing, none of the Sellers, WCAS Blocker, the Company, their respective Subsidiaries or any of their respective representatives, members, managers, employees, officers, directors, stockholders or Affiliates has made, and will not be deemed to have made, any representations or warranties in the materials relating to the business of the Company or its Subsidiaries made available to Buyer, including due diligence or “data room” materials, or in any presentation concerning the business of the Company and its Subsidiaries by management and/or owners of the Sellers, WCAS Blocker, the Company or others in connection with the transactions contemplated hereby or otherwise, and no statement contained in any of such materials or made in any such presentation will be deemed a representation or warranty hereunder or deemed to be relied upon by Buyer or any of its Affiliates in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, data, financial information, memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Sellers, WCAS Blocker, the Company, their Subsidiaries or owners or any of their respective representatives, members, managers, employees, officers, directors, stockholders or Affiliates, are not and will not be deemed to be or to include representations or warranties of any of the foregoing or any other Person, and are not and will not be deemed to be relied upon by Buyer or any of its Affiliates executing, delivering and performing this Agreement and the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller as follows:

4.01 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

4.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer and no other proceedings on Buyer’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03 No Breach. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material Claim upon any material assets of Buyer, or require any material authorization, consent, approval, exemption or other material action by or notice to any Governmental Body or other third party, under the provisions of any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Buyer is bound, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject or Buyer’s Organizational Documents, other than (a) any such breaches, defaults, violations or Claims that, individually or in the aggregate, would not have a material adverse effect on the ability of Buyer to enter into this Agreement, perform any of its obligations hereunder or consummate the transactions contemplated hereby, and (b) any such authorizations, consents, approvals, exemptions or other actions (i) required under the HSR Act or applicable antitrust or competition laws of other jurisdictions or (ii) the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to enter into this Agreement, perform any of its obligations hereunder or consummate the transactions contemplated hereby.

4.04 Consents, etc. Except for the applicable requirements of the HSR Act, Buyer is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.05 Funds. As of the date hereof, Buyer has, and as of the Closing, will have, sufficient unrestricted cash on hand and available credit facilities for the Buyer to consummate the transactions contemplated hereby, make the cash payments required by Section 1.04 and pay in cash all fees, expenses and other amounts required to be paid by Buyer in connection with the transactions contemplated hereby.

4.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

4.07 Investment Representation. Buyer is acquiring the Transferred Securities for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that the Transferred Securities have not been registered under the Securities Act, or any state or foreign securities laws, and that the Transferred Securities may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to (a) the terms of an effective registration statement under the Securities Act, and the Transferred Securities, are registered under any applicable state or foreign securities laws, or (b) an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

4.08 Solvency. Upon consummation of the transactions contemplated hereby, Buyer will not (a) be insolvent, (b) have incurred debts beyond its ability to pay such debts as they mature or (c) have liabilities in excess of the reasonable market value of its assets, in each case (x) as of immediately after the Closing and (y) assuming the accuracy of the representations and warranties contained in ARTICLE III and the satisfaction of the conditions in Section 2.02.

4.09 Investigation. Buyer acknowledges that it is a significant equityholder of the Company with designation rights for the Board of Managers of the Company and information rights that provide Buyer with access to material information about the Company and its Subsidiaries that is similar to information available to certain of the Sellers. Buyer acknowledges, covenants and agrees that it has conducted its own independent investigation and analysis and is entering into this Agreement and consummating the transactions contemplated hereby based on such investigation, except for the specific representations and warranties contained in ARTICLE III. Buyer is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded adequate access to the books and records of the Company, its Subsidiaries and WCAS Blocker for purposes of conducting a due diligence investigation.

4.10 No Other Representations and Warranties. Buyer acknowledges that: (a) except for the specific representations and warranties made by the Sellers in ARTICLE III, it has not relied and is not relying upon any representation or warranty of the Sellers, WCAS Blocker, the Company, their respective Subsidiaries or any of their respective representatives, members, managers, employees, officers, directors, stockholders or Affiliates, or upon the accuracy of any record, projection or statement made available or given to Buyer in the performance of such investigation; and (b) it has had such opportunity to seek accounting, legal and other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit. BUYER HEREBY EXPRESSLY DISCLAIMS RELIANCE ON ANY SUCH REPRESENTATION OR WARRANTY NOT SET FORTH IN ARTICLE III. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER WILL ACQUIRE THE TRANSFERRED SECURITIES WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED BY THE SELLERS IN ARTICLE III.

ARTICLE V

CERTAIN PRE-CLOSING COVENANTS.

5.01 Transferred Units. From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 6.01 (the “Interim Period”), (i) no Shields Sellers will transfer, issue, sell, pledge, encumber or dispose of any Transferred Shields Seller Units, or agree to do any of the foregoing, other than the distribution by Shields Specialty of Transferred Shields Seller Units to its members, (ii) WCAS Blocker will not transfer, issue, sell, pledge, encumber or dispose of any WCAS Blocker Common Units, or agree to do any of the foregoing, (iii) no WCAS Seller will transfer, issue, sell, pledge, encumber, or dispose of any WCAS Transferred Blocker Units, or agree to do any of the foregoing, (iv) no Incentive Unit Holder will transfer, issue, sell, pledge, encumber, or dispose of any Incentive Units or Exchanged Units, or agree to do any of the foregoing, and (v) no Health Systems Seller will transfer, issue, sell, pledge, encumber or dispose of any Transferred Health Systems Units, or agree to do any of the foregoing, in each case, without the prior written consent of Buyer.

5.02 Interim Operations of the Company. Except with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed (provided that if a member of the Board of Managers of the Company appointed by the Buyer or any of its Affiliates specifically approves of such action at a meeting of the Board of Managers of the Company or in a unanimous written consent of the Board of Managers of the Company, such approval or consent shall be deemed to be the consent of Buyer for purposes of this Section 5.02)), as specifically contemplated by this Agreement, or as set forth in Section 5.02 of the Disclosure Schedules, and other than actions of the Company caused by Buyer, the Company hereby covenants to Buyer that, during the Interim Period:

(a) The business of the Company and its Subsidiaries shall be conducted in all material respects in the ordinary course of business consistent with past practice;

(b) The Company shall use commercially reasonable efforts to (i) preserve intact the present business organization of the Company and its Subsidiaries, (ii) keep available the services of their current officers and employees and (iii) preserve satisfactory relationships with customers, suppliers and others having business dealings with them; and

(c) The Company shall not do any of the following, shall not permit any of the Company’s Subsidiaries to do any of the following and shall not enter into, or permit any of the Company’s Subsidiaries to enter into, any agreement, Contract, commitment or arrangement to do any of the following:

(i) create any mortgage, lien or other material Claim on any of the assets or properties of the Company, other than purchase money liens and liens for Taxes not yet due and payable or which are being contested in good faith;

(ii) acquire or agree to acquire any equity interests or business lines of any other Person by any manner, in a single transaction or a series of related transactions, or enter into any merger, consolidation, reorganization or similar agreement;

(iii) issue any equity securities, any securities convertible or exchangeable for equity securities or options, warrants or other purchase rights therefor, or declare or make any dividends or distributions in respect of any of the Company’s equity interests, except for tax distributions made in the ordinary course of business;

(iv) except in the ordinary course of business consistent with past practice, purchase, sell or otherwise dispose of, or enter into any agreement or other arrangement for the purchase, sale or other disposition of, any material properties or assets;

(v) incur any Indebtedness, except for draws down on the Senior Credit Facility (as defined in the Second A&R LLCA);

(vi) liquidate, dissolve, reorganize or otherwise wind up its business or operations;

(vii) enter into, modify, waive any right under or terminate any Affiliate Agreement or Contract that requires or required the approval of the Board of Managers of the Company for entry into such Contract;

(viii) (A) accelerate the receipt of accounts receivable or delay the payment of accounts payable or engage in any other activity with customers that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods accounts receivable that would otherwise be expected to be collected in post-Closing periods or delaying to post-Closing periods accounts payable that would otherwise be expected to be paid in pre-Closing periods, except for any such acceleration or delay that is effected for a legitimate business purpose in the ordinary course of business consistent with past practice; or (B) otherwise conduct its cash management practices other than in the ordinary course of business consistent with past practice;

(ix) institute, waive or settle any pending or threatened litigation, action, suit, proceeding, claim or arbitration which would restrict the conduct of the business of, or otherwise require payments after the Closing by, the Company or any of its Subsidiaries;

(x) make or enter into any commitment for capital expenditures of the Company and its Subsidiaries in excess of $500,000 for any individual commitment and $1,000,000 for all commitments in the aggregate, other than capital expenditures or capital additions made in accordance with the Company’s annual plan and budget for fiscal year 2021;

(xi) establish, adopt, amend or terminate any (A) material employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, in each case, whose annual compensation exceeds $250,000, (B) employee benefit plan or arrangement, or (C) collective bargaining agreement, except for the accelerated vesting of Incentive Units in accordance with Schedule E;

(xii) pay, or make any commitment to pay, any material bonus or make any profit-sharing payment, cash incentive payment or similar payment, other than in the ordinary course of business consistent with past practice, as required by any Contracts in effect as of the date hereof or any such bonuses treated as Company Transaction Expenses hereunder;

(xiii) except as set forth on Schedule E, accelerate the vesting or payment of, or materially increase, or make any commitment to, except as set forth on Schedule E, accelerate the vesting or payment of, or materially increase, the amount of the wages, salary, commissions, fringe benefits or other employee benefits or compensation (including equity-based compensation) payable to any current or former employee, officer, director, independent contractor or consultant of the Company other than in the ordinary course of business consistent with past practice; or

(xiv) hire or promote any officer or other executive (other than the Chief Executive Officer or Chief Financial Officer) of the Company or any Subsidiary; provided, that in the event of a termination or demotion of any officer or other executive (other than the Chief Executive Officer or Chief Financial Officer) of the Company or any Subsidiary, the Company shall provide at least fifteen (15) Business Days’ prior written notice to Buyer thereof.

5.03 Access to Information.

(a) During the Interim Period, the Company shall, and shall cause each of its representatives to, grant or cause to be granted to Buyer and its representatives reasonable access, on reasonable advance notice and during normal business hours, to the senior management personnel, properties, books, records, and representatives of the Company and its Subsidiaries; provided, however, that the foregoing will not (i) include access or information that the Company or any of its Subsidiaries is expressly prohibited by Law from granting or disclosing or (ii) require the Company or any of its Subsidiaries to take any action that would, based upon the advice of counsel, constitute a waiver of any legal privilege, including the attorney-client privilege or the attorney work product privilege, or violate any Laws governing the permissible scope of information exchange; provided that in the event access or disclosure is not provided in reliance on the foregoing clauses (i) and (ii), the Sellers’ Representative shall notify Buyer that it is withholding information based on such clauses and shall use its reasonable best efforts to communicate the applicable information to Buyer in a way that would not violate the applicable Law or confidentiality provision. Notwithstanding the foregoing, Buyer will not, and will not permit its Affiliates and representatives to, contact or otherwise communicate with, either orally or in writing, any employee, representative, customer or supplier of the Company or its Subsidiaries without the prior written consent of the Sellers’ Representative.

(b) During the Interim Period, each WCAS Seller shall, and shall cause each of its representatives to, grant or cause to be granted to Buyer and its representatives reasonable access, on reasonable advance notice and during normal business hours, to the books, records and representatives of the WCAS Blocker; provided, however, that the foregoing will not (i) include access or information that the WCAS Blocker is expressly prohibited by Law from granting or disclosing, or (ii) require the WCAS Blocker to take any action that would, based upon the advice of counsel, constitute a waiver of any legal privilege, including the attorney-client privilege or the attorney work product privilege, or violate any Laws governing the permissible scope of information exchange; provided that in the event access or disclosure is not provided in reliance on the foregoing clauses (i) and (ii), the Sellers’ Representative shall notify Buyer that it is withholding information based on such clauses and shall use its reasonable best efforts to communicate the applicable information to Buyer in a way that would not violate the applicable Law or confidentiality provision.

5.04 Exclusivity. During the Interim Period, the Sellers and the WCAS Blocker shall, and shall cause the Company and its Subsidiaries and Affiliates, and their respective officers, managers, employees and representatives to, cease and terminate immediately all solicitations, initiations, activities, discussions and/or negotiations with any Person conducted prior to the date hereof with respect to any proposed, potential or contemplated Alternative Transaction. In addition, during such period, the Sellers and the WCAS Blocker shall not, and shall cause the Company and its Subsidiaries, Affiliates, officers, managers, employees and representatives not to, directly or indirectly, (a) solicit or initiate the submission of any proposal or indication of interest relating to an Alternative Transaction, (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, any Alternative Transaction or (c) authorize, engage in or enter into any agreement or understanding with respect to any Alternative Transaction.

5.05 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Buyer, the Sellers, WCAS Blocker and the Company will use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the conditions set forth in ARTICLE II, including the completion of the Contribution and Exchange and the WCAS Blocker Reorganization); provided, however, that notwithstanding anything to the contrary contained in this Agreement, in the case of any consents or approvals of any Persons (other than a Governmental Body) that may be required in connection with the foregoing or otherwise related to this Agreement or the transactions contemplated hereby, no party hereto will be required to make any payments to any third party to secure any such consent or approval and will not be required to modify any such Contract to which the consent or approval may relate. Without limiting the generality of the foregoing or Buyer’s obligations under Section 5.05(b), each of the Company, the WCAS Blocker, the Sellers and Buyer will use reasonable best efforts to make filings or notifications with, and obtain consents of all Governmental Bodies necessary to consummate the transactions contemplated by this Agreement. All HSR Act filing fees will be borne by the Company. Each of the Company, the WCAS Blocker, the Sellers and Buyer (i) will make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, within ten (10) Business Days) after the date hereof or by such other date mutually agreed by the Sellers’ Representative and Buyer (unless filed prior to the date hereof) and (ii) will respond as promptly as reasonably practicable and advisable to a request from the appropriate Governmental Bodies for additional information and documentary material that may be requested pursuant to the HSR Act. Each of the Company, the Sellers, the WCAS Blocker and Buyer will promptly inform the Sellers’ Representative of any substantive communication between such party and any Governmental Body regarding any of the transactions contemplated by this Agreement. Without limiting the foregoing, none of the Company, the Sellers, the WCAS Blocker or Buyer, nor any of their respective Affiliates, will extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Body not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto.

(b) Notwithstanding and without limiting the foregoing, Buyer agrees to use reasonable best efforts to (x) cause all applicable waiting periods (including any extensions thereof) under the HSR Act to expire or be terminated by the Federal Trade Commission or Antitrust Division of the United States Department of Justice and secure any other U.S. or foreign applicable antitrust or competition legal requirements (collectively, the “Other Regulatory Laws”) and (y) otherwise avoid or eliminate as soon as possible every impediment under the HSR Act or the Other Regulatory Laws, in each case, that may be asserted by any Governmental Body or other third party, so as to enable the parties hereto to as expeditiously as possible (and in any event, by no later than the date that is at least two weeks prior the Outside Date) consummate the transaction contemplated hereby, including by: (A) opposing or defending any Action by or before any Governmental Body, whether judicial or administrative, challenging this Agreement or the consummation of the transaction contemplated hereby; and (B) taking reasonable best efforts to vacate, lift, reverse, overturn or otherwise remove any order including any stay or temporary restraining order, that may be asserted or is in effect that prohibits, prevents or restricts the consummation of the transactions contemplated hereby, in each case, as expeditiously as possible (and in any event, by no later than the date that is at least two weeks prior to the Outside Date). The required actions by Buyer hereunder will include (i) committing to and/or effecting, by consent decree, hold separate order or otherwise, the sale or disposition of any assets, securities, facilities or other properties; (ii)

terminating, amending or assigning existing relationships and contractual rights and obligations; (iii) amending, assigning or terminating existing licenses or other agreements; (iv) entering into new contracts, licenses, other agreements or other obligations; (v) otherwise taking or committing to take actions that after the Closing Date that would limit Buyer’s or its Affiliates’ freedom of action with respect to, or its ability to retain or control, one or more of the businesses, product lines, rights or assets of the Company and its Subsidiaries or any interest therein; and (vi) making one or more bona fide offers to any such Governmental Body to take the foregoing actions at a level sufficient to address the concerns of such Governmental Body; provided that, notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to take (and the Sellers and the WCAS Blocker shall not permit the Company and its Subsidiaries to take, without the prior written consent of Buyer) any actions in clauses (i) through (vi) under this Section 5.05(b) that (1) would reasonably be expected to materially impair the current or future conduct or value of Buyer or any of its Affiliates or any of their respective business, rights, investments or assets, in each case other than the Company and its Subsidiaries, (2) would reasonably be expected to offset the expected benefits to Buyer of the transactions contemplated by this Agreement with respect to the current or future conduct or value of Buyer or any of its Affiliates or any of their respective businesses, rights, investments or assets (which for the avoidance of doubt is not limited to the expected synergies of the transactions contemplated by this Agreement) and significantly diminish the value paid by Buyer hereunder, or (3) would reasonably be expected to have a material adverse effect on the Company or any of its Subsidiaries. Notwithstanding anything to the contrary contained herein, in no event shall Buyer be required to take (and the Sellers and the WCAS Blocker shall not permit the Company or any of its Subsidiaries to take, without the prior written consent of Buyer) any actions in clauses (i) through (vi) under this Section 5.05(b) that, individually or in the aggregate, would result in a material adverse effect (in the aggregate) on Buyer, any of its Affiliates, the Company or any of its Subsidiaries, as measured in relation to the size of the Company or any of its Subsidiaries.

(c) Each of Buyer, on the one hand, and the Company, on the other hand, will permit counsel for the other with a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Body relating to the transactions contemplated by this Agreement. Each of Buyer and the Company agrees not to participate in any substantive meeting or discussion, either in person or by telephone or video conference, with any Governmental Body in connection with the transactions contemplated by this Agreement unless it consults with, in the case of the Buyer, the Company or, in the case of the Company, Buyer in advance and, to the extent practicable and not prohibited by such Governmental Body, gives, in the case of the Buyer, the Company, or, in the case of the Company, Buyer, the opportunity for the other party’s respective counsel to attend and participate in such meeting or discussion. Notwithstanding any other provision in this Agreement, Buyer shall have the right to direct all matters with any Governmental Body and Buyer shall make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any approvals that may be sought by or from, any Governmental Body, including determining the strategy for contesting, litigating or otherwise responding to objections to, or any Action challenging, the consummation of the transaction contemplated by this Agreement, in each case subject to good faith consultations with Sellers and the Company.

(d) In the event that a Governmental Body issues a request for additional information or documentary material pursuant to the HSR Act (the “Second Request”) in connection with the transactions contemplated by this Agreement, then Buyer and the Company will make (or cause to be made), as soon as reasonably practicable and advisable and after consultation with, in the case of Buyer, the Company or, in the case of the Company, Buyer, an appropriate response to the Second Request in order to obtain expiration or termination of the applicable waiting period before the Outside Date.

(e) Buyer will not, and will cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Body necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period.

5.06 280G. The Company shall (a) at least five (5) Business Days prior to the Closing, use commercially reasonable efforts to obtain from each Person to whom any payments or benefits are required or proposed to be made in connection with the consummation of the transactions contemplated hereby that would constitute “parachute payments” under Section 280G(b)(2) of the Code (each such Person, a “Disqualified Individual”) a written agreement waiving such Disqualified Individual’s right to receive some or all of such payments or benefits (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Disqualified Individual shall not be deemed a parachute payment, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the Board of Managers of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code, and (b) at least one day after obtaining such waivers and prior to the Closing, submit for the approval of the Board of Managers of the Company, the Waived Benefits of each Disqualified Individual who has executed a waiver in accordance with this Section 5.06, and such Disqualified Individual’s right to receive the Waived Benefits shall be conditioned upon receipt of the requisite approval by the Board of Managers of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code. The Company will provide the Buyer and its counsel with a copy of the waiver agreement and the disclosure statement prepared in connection with the actions contemplated by this Section 5.06 at least three (3) Business Days prior to delivery to each Disqualified Individual and the Board of Managers of the Company of such waiver agreement and disclosure statement, respectively, for review and comment.

ARTICLE VI

TERMINATION

6.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and the Sellers’ Representative;

(b) by Buyer, if there has been a material breach by the Sellers, the WCAS Blocker or the Company of any covenant, agreement, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and such breach has not been waived in writing by Buyer or, in the case of a covenant or agreement breach, cured by the Sellers, the WCAS Blocker or the Company, as applicable, within 10 days after written notice thereof from Buyer to the Sellers’ Representative; provided, that Buyer will not have the right to terminate this Agreement pursuant to this Section 6.01(b) if Buyer is then in material breach of any of its covenants, obligations, representations or warranties set forth in this Agreement;

(c) by the Sellers’ Representative, if (i) there has been a material breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Sellers at the Closing and such breach has not been waived in writing by the Sellers’ Representative or, in the case of a covenant or agreement breach, cured by Buyer within 10 days after written notice thereof by Sellers’ Representative (provided that (A) the failure to deliver the full consideration payable pursuant to ARTICLE I under this Agreement at the Closing as required hereunder will not be subject to cure hereunder unless otherwise agreed to in writing by the Sellers’ Representative and (B) the Sellers’ Representative will not have the right to terminate this Agreement pursuant to this Section 6.01(c) if any of the Sellers, the WCAS Blocker or the Company is then in material breach of any of its covenants, obligations, representations or warranties set forth in this Agreement) or (ii) the Closing has not occurred within two (2) Business Days of the date that the Closing was to occur pursuant to Section 1.05; or

(d) by either Buyer or the Sellers’ Representative if the transactions contemplated hereby have not been consummated by 5:00 p.m. on September 17, 2022, as such date may be extended pursuant to this Section 6.01(d) (the “Outside Date”); provided, that Buyer will not be entitled to terminate this Agreement pursuant to this Section 6.01(d) if Buyer’s Willful Breach of this Agreement has prevented the consummation of the transactions contemplated hereby, and the Sellers’ Representative will not be entitled to terminate this Agreement pursuant to this Section 6.01(d) if Sellers’, the WCAS Blocker’s or the Company’s Willful Breach of this Agreement has prevented the consummation of the transactions contemplated hereby; provided further, that if the transactions contemplated hereby have not been consummated by the Outside Date due to a Governmental Body instituting any action, investigation, review, suit or proceeding to delay, restrain, prohibit or otherwise challenge the transaction contemplated hereby, either Buyer or the Sellers’ Representative shall have the right to extend the Outside Date to December 17, 2022.

6.02 Effect of Termination.

(a) In the event of the termination of this Agreement by either Buyer or the Sellers’ Representative in accordance with Section 6.01, the provisions of this Agreement will immediately become void and of no further force or effect and no party will have any liability or further obligation hereunder, other than (a) under this Section 6.02(a), Section 6.02(b), Section 7.01, Section 7.03, Section 7.04 and ARTICLE VIII hereof, which will survive the termination of this Agreement in accordance with their respective terms; and (b) for losses incurred as a result of Willful Breaches of this Agreement prior to such termination. Nothing in this ARTICLE VI will be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

(b) In the event of the termination of this Agreement by either Buyer or the Sellers’ Representative pursuant to Section 6.01(d) as a result of the failure of the condition set forth in Section 2.01(a) to be satisfied, in the event that all other conditions set forth herein have been satisfied (other than those conditions that, by their nature, are to be satisfied only at the Closing, but subject to the waiver of those conditions or the ability of those conditions to be satisfied), then Buyer shall pay the Sellers’ Representative an amount equal to the Sellers’ reasonable and documented out-of-pocket transaction expenses, which amount shall not exceed $2,000,000.

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

7.01 No Survival. The representations, warranties, covenants and agreements in this Agreement will terminate at the Closing or upon the termination of this Agreement pursuant to ARTICLE VI, whichever is earlier, except that the covenants and agreements that explicitly contemplate performance after the Closing will survive the Closing until fully performed in accordance with their respective terms. The parties hereto acknowledge and agree that, other than in connection with any Fraud, from and after the Closing they will not be permitted to make, and no party will have any liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein or any covenant or agreement herein that is to have been performed by another party on or prior to the Closing. In furtherance of the foregoing, other than in connection with any Fraud, from and after the Closing, each party hereby (a) expressly waives (on behalf of itself, each of its Affiliates and each of its representatives), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty or covenant or obligation that is to have been performed prior to the Closing set forth herein (excluding, for the avoidance of doubt, the covenants and obligations in Sections 7.03 and 7.04), or otherwise relating to any of the Sellers, Buyer, the WCAS Blocker or the Company or the subject matter of this Agreement that such party may have against the other parties or any of their Affiliates or any of their respective representatives arising under or based upon any theory whatsoever, under any Law, Contract, tort or otherwise, and (b) acknowledges and agrees that the remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse among the parties hereto with respect to the transactions contemplated hereby.

7.02 Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

7.03 Tax Matters.

(a) Withholding Certificate. Each Shields Seller, WCAS Seller and Incentive Unit Seller shall provide a valid IRS Form W-9 to Buyer at or prior to the Closing. The WCAS Blocker shall deliver to Buyer a certificate, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in WCAS Blocker is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b) Transfer Taxes. All federal, state, local, non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees (“Transfer Taxes”) applicable to, imposed upon, or arising out of any transaction contemplated by this Agreement shall be borne 50% by Buyer and 50% by the Sellers (pro rata in proportion to each such Seller’s entitlement to consideration pursuant to Section 1.04); provided that Transfer Taxes attributable to the WCAS Blocker Reorganization shall be borne solely by the WCAS Sellers.

(c) Tax Treatment. It is intended that the contributions of the Contributed Incentive Units in exchange for Exchanged Units will be treated as transactions in which no gain or loss is recognized. It is intended that the sale of Transferred Securities to Buyer will be treated as a taxable sale of partnership interests for federal income tax purposes. It is intended that the WCAS Sellers’ contribution of the Contributed Blocker Shares to WCAS Blocker in exchange for the WCAS Transferred Blocker Units will be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Code. None of Buyer, any Seller, the WCAS Blocker or the Company shall file any U.S. federal, state, local and foreign tax returns in a manner that is inconsistent with this Section 7.03(c).

(d) Tax Indemnification with Respect to the WCAS Blocker. The WCAS Sellers, jointly and severally, shall be liable for and pay and shall indemnify and hold harmless Buyer and its Affiliates from and against any and all Taxes and any associated expenses (including attorneys’ and accountants’ fees and expenses) imposed on the WCAS Blocker, or for which the WCAS Blocker may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period that includes but does not end on the Closing Date (a “Straddle Period”), the portion of such Straddle Period ending on and including the Closing Date. The determination of the Taxes of the WCAS Blocker for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the WCAS Blocker for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the WCAS Blocker were closed at the close of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as ad valorem and other similar Taxes imposed on property, shall be apportioned between such two (2) taxable years or periods on a daily basis.

(e) Allocation of the Purchase Price for Tax Purposes. The Sellers and Buyer agree that the consideration payable hereto shall be allocated among the Company’s assets solely for U.S. federal and applicable state and local income Tax purposes in accordance with the allocation schedule prepared pursuant to this Section 7.03(e) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with the Code and the Treasury Regulations promulgated thereunder and in accordance with the purchase price allocation methodology set forth in Schedule 7.03(e)-(B) (the “Methodology Schedule”). A draft of the Allocation Schedule shall be prepared by the Company and delivered to Buyer and the Sellers’ Representative within 60 days following the Closing Date. If either Buyer or the Sellers’ Representative notifies the Company in writing that Buyer or the Sellers’ Representative objects to one or more items reflected in the Allocation Schedule, the Sellers’ Representative, Buyer and the Company shall negotiate in good faith to resolve such dispute. None of Buyer, any Seller, the WCAS Blocker or the Company shall file any U.S. federal, state, local and foreign tax returns in a manner that is inconsistent with the Allocation Schedule or the Methodology Schedule; provided that none of Buyer, the Company or their respective Affiliates shall have any liability to any Seller or the WCAS Blocker with respect to any administrative or judicial proceedings relating to the Allocation Schedule or the Methodology Schedule.

7.04 Indemnification with Respect to Contribution and Exchange and WCAS Blocker Reorganization.

(a) The Sellers, severally and not jointly, shall be liable for and pay and shall indemnify and hold harmless Buyer and its Affiliates from and against any and all amounts paid by the Company or its Subsidiaries, including reasonable attorneys’ fees and expenses incurred, in connection with the consummation of the Contribution and Exchange.

(b) The WCAS Sellers, jointly and severally, shall be liable for and pay and shall indemnify and hold harmless Buyer and its Affiliates from and against any and all amounts paid by the Company or its Subsidiaries, including reasonable attorneys’ fees and expenses incurred in connection with the consummation of the WCAS Blocker Reorganization.

ARTICLE VIII

MISCELLANEOUS

8.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated hereby, or, prior to the Closing, any other announcement or communication related to this Agreement or the transactions contemplated hereby to the employees, independent contractors, customers or suppliers of or other business relations of the Company or any of its Subsidiaries, will be issued or made by any party hereto without the joint approval of the Buyer and the Sellers’ Representative, in each case unless required by law (in the reasonable opinion of counsel), court process or the rules or regulations of any national securities exchange, in which case the party required to make the press release, announcement or communication shall use its reasonable best efforts to allow the Seller’s Representative (in the case of Buyer) or Buyer (in the case of any Seller, the WCAS Blocker or the Company) reasonable time to comment on such publication or announcement in advance of the issuance thereof; provided, that the foregoing will not restrict or prohibit (a) the Company or its Subsidiaries from making any announcement to its employees, independent contractors, customers, suppliers and other business relations to the extent the Company or its Subsidiaries reasonably determine in good faith that such announcement is necessary or advisable or (b) Buyer or its Affiliates from making any communications to the Company’s or its Subsidiaries’ customers, suppliers and other business relations to the extent Buyer reasonably determines in good faith that such announcement is necessary or advisable. For the avoidance of doubt, the parties hereto acknowledge and agree that the WCAS Blocker and its respective Affiliates may provide general information about the subject matter of this Agreement (excluding any economic or other substantive terms hereof) in connection with the WCAS Blocker or its Affiliate’s fund raising, marketing or reporting activities.

8.02 Expenses. Except as otherwise expressly provided herein, each party will pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of the parties’ obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not); provided that notwithstanding the foregoing, the Company will pay any fees and expenses of the Company, including any fees or expenses payable to Morgan Stanley, Centerview Partners, Goodwin Procter LLP and K&L Gates LLP, and all compensatory payments or benefits made or provided, or required to be made or provided, to any current or former service provider of the Company or any of its Subsidiaries, in each case as a result of the execution of this Agreement or in connection with the transactions contemplated hereby (collectively, the amounts payable pursuant to this proviso, the “Company Transaction Expenses”).

8.03 Notices. All notices, demands and other communications to be given or delivered under this Agreement will be in writing and will be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 8.03, notices, demands and other communications to the parties will be sent to the addresses as otherwise set forth below:

Notices to Buyer:

Walgreen Co.

c/o Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, Illinois 60015

Email: mark.vainisi@wba.com; joseph.greenberg@wba.com

Attn: Mark E. Vainisi, Senior Vice President, Global M&A

Joseph H. Greenberg, Vice President, Global M&A-Legal

with a copy to (which will not constitute notice):

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Email: cabbinante@sidley.com; jblackburn@sidley.com

Attn: Chris E. Abbinante; Jonathan Blackburn

Notices to the Sellers, the WCAS Blocker and the Sellers’ Representative:

WCAS XIII Associates LLC

c/o Welsh, Carson, Anderson & Stowe

599 Lexington Avenue, Suite 1800

New York. NY 10022

Email: jrather@wcas.com

Attn: Jon Rather

with a copy to (which will not constitute notice):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Email: othon.prounis@ropesgray.com

Attn: Othon A. Prounis

Shields Health Solutions

100 Technology Center Dr. Suite 600

Stoughton, MA 02072

Email: lcooper@shieldsrx.com

Attn: Lee Cooper

8.04 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto, and any purported assignment or delegation without such consent will be null and void; provided that Buyer may assign or delegate this Agreement or any of its rights, interests or obligations hereunder to one or more of its Affiliates without the prior written consent of the other parties hereto; provided, further, that any such assignment by Buyer to one or more of its Affiliates shall not relieve Buyer of its obligations hereunder.

8.05 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable law.

8.06 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person.

8.07 Amendment and Waiver. Any provision of this Agreement may be amended only in a writing signed by the parties hereto and may be waived only in a writing signed by the party against whom such waiver is to be effective. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

8.08 Complete Agreement. This Agreement and the documents referred to herein contain the complete agreement by, between and among the parties and supersede any prior understandings, agreements or representations by, between or among the parties, written or oral, which may have related to the subject matter hereof in any way. The parties agree that prior drafts of this Agreement and of any provision herein will be deemed to not provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect hereto and that such drafts will be deemed joint work product of the parties. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated by this Agreement exclusively in contract pursuant to and subject to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement (except as required by Law). Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations. All parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. To the extent not otherwise provided herein, the sole and exclusive remedies for any breach of the terms and provisions of this Agreement or breach of any representations and warranties, whether made in connection herewith or as an inducement to enter into this Agreement or otherwise, or any claim or cause of action otherwise arising out of or related to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, will be those remedies available at Law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement). The parties hereby agree that no party hereto will have any remedy or claim (whether in contract, in tort, in statute or otherwise) arising out of or related to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby which arise out of or are related to any statements, communications, disclosures, failures to disclose, covenants, agreements, understandings, representations or warranties not set forth in this Agreement.

8.09 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

8.10 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort or statute, whether at Law or in equity) that may be based upon, arise out of or relate to this Agreement or the transactions contemplated hereby or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby will be governed by and construed in accordance with the internal laws of the State of Delaware without regard to its conflicts of laws principles.

8.11 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON BUYER BY A REPUTABLE NATIONAL OVERNIGHT AIR COURIER SERVICE IN ADDITION TO ANY OTHER METHOD OF SERVICE AUTHORIZED BY APPLICABLE LAW.

8.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE EXTENT PERMITTED BY LAW, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

8.13 Specific Performance; Other Remedies. The parties hereto agree that irreparable damage would occur in the event that the Closing is not consummated in accordance with the terms of this Agreement, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach of the covenants, agreements or obligations set forth in this Agreement, then in addition to any other remedy available at Law or in equity, the non-breaching party will be entitled to an injunction or injunctions to prevent or restrain any breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to enforce compliance with the covenants, agreements and obligations under this Agreement. Each party hereby covenants and agrees not to raise, and irrevocably waives, any objections to the availability of such relief, including: (i) that a remedy at Law would be adequate and (ii) that a bond or other security will be required.

8.14 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

8.15 Sellers’ Representative. By the execution and delivery of this Agreement, each of the Sellers and the WCAS Blocker on behalf of themselves and their respective successors and permitted assigns hereby irrevocably constitutes and appoints the Sellers’ Representative as the true and lawful agent and attorney-in-fact of the Sellers and the WCAS Blocker with full power of substitution to act in the name, place and stead of the Sellers and the WCAS Blocker with respect to the transactions contemplated by this Agreement in accordance with the terms and provisions of this Agreement. The appointment of the Sellers’ Representative will be deemed coupled with an interest and will be irrevocable, and Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative in all matters referred to herein. The Sellers’ Representative will not be responsible to the Sellers or the WCAS Blocker for any loss or damages the Sellers or the WCAS Blocker may suffer by the performance of the Sellers’ Representative’s duties under this Agreement, other than loss or damage arising from willful violation of the law or gross negligence in the performance of the Sellers’ Representative’s duties under this Agreement. Buyer may rely on the appointment and authority of the Sellers’ Representative granted pursuant to this Section 8.15 (or any successor thereof). In so doing, such parties may rely on any and all actions taken by and decisions of the Sellers’ Representative under this Agreement notwithstanding any dispute or disagreement among any of the Sellers, the WCAS Blocker or the Sellers’ Representative with respect to any such action or decision without any liability to, or obligation to inquire of, any Seller, the WCAS Blocker, the Company, the Sellers’ Representative or any other Person.

8.16 Interpretation.

(a) Any reference to any particular Code, Section or any other law or regulation will be interpreted to include any amendment or successor to that Section, law or regulation regardless of how it is named, numbered or classified.

(b) All references in this Agreement to Exhibits, Schedules, Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. The table of contents and the titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement and the Exhibits are for convenience only, do not constitute any part of this Agreement or such Exhibit, and will be disregarded in construing the language hereof.

(c) The Exhibits, Schedules and Disclosure Schedules to this Agreement are incorporated herein for all purposes.

(d) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(e) All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(f) Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

(g) All references to days or months will be deemed references to calendar days or months unless otherwise expressly specified.

(h) The phrase “date hereof” means the date of this Agreement without giving effect to any amendments, modifications or supplements hereto.

(i) All references to time will be deemed to be New York City time unless otherwise expressly specified.

*     *     *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY

SHIELDS HEALTH SOLUTIONS PARENT, LLC

By:	/s/ John J. Lucey
Name:	John J. Lucey
Title:	Manager

[Signature Page To Securities Purchase Agreement]

BUYER

WALGREEN CO.

By:	/s/ Mark Vainisi
Name: Mark Vainisi
Title: Senior Vice President – Global M&A, Walgreens Boots Alliance, Inc.

[Signature Page To Securities Purchase Agreement]

WCAS BLOCKER

WCAS SHIELDS HOLDINGS, INC.

By:	/s/ Brian Regan
Name: Brian Regan
Title: President and Secretary

[Signature Page To Securities Purchase Agreement]

SELLERS REPRESENTATIVE

WCAS XIII ASSOCIATES LLC

By:	/s/ Brian Regan
Name: Brian Regan
Title: Managing Member

[Signature Page To Securities Purchase Agreement]

SHIELDS SELLERS

JOHN M. SHIELDS 2019 IRREVOCABLE TRUST

By:	/s/ Jonathan Williams
Name: Jonathan Williams
Title: Trust Officer

SHIELDS SPECIALTY PHARMACY HOLDINGS, LLC

By:	/s/ John M. Shields
Name: John M. Shields
Title: Manager

/s/ Lee Cooper
LEE COOPER

DIGNITY HEALTH

By:	/s/ Alyssa C. Rieder
Name: Alyssa C. Rieder
Title: VP and Chief Investment Officer

COMMONSPIRIT HEALTH

By:	/s/ Rich Roth
Name: Rich Roth
Title: Chief Strategic Innovation Officer

[Signature Page To Securities Purchase Agreement]

INCENTIVE UNIT HOLDERS

/s/ Anne Maloney
ANNE MALONEY

/s/ Ashley Koch
ASHLEY KOCH

/s/ Brian Smith
BRIAN SMITH

/s/ Charles A. Steiner
CHARLES A. STEINER

/s/ Crystal Chuckel
CRYSTAL CHUCKEL

/s/ Cynthia MacLean
CYNTHIA MACLEAN

/s/ Daniel Ramey
DANIEL RAMEY

/s/ Daniel Stevenson
DANIEL STEVENSON

/s/ Darren Lowe
DARREN LOWE

/s/ David Chernow
DAVID CHERNOW

/s/ Erin Hendrick
ERIN HENDRICK

/s/ Heidi Motz
HEIDI MOTZ

/s/ Jacob Cooper
JACOB COOPER

/s/ Jake Gaffey
JAKE GAFFEY

/s/ John G. Gaynor
JOHN G. GAYNOR

/s/ John Lucey
JOHN LUCEY

[Signature Page to Securities Purchase Agreement]

/s/ John Wardle
JOHN WARDLE

/s/ Laura M. Zacchigna
LAURA M. ZACCHIGNA

/s/ Lee Cooper
LEE COOPER

/s/ Matthew Conway
MATTHEW CONWAY

/s/ Michael Clifford
MICHAEL CLIFFORD

/s/ Michael Fraher
MICHAEL FRAHER

/s/ Michael Ham
MICHAEL HAM

/s/ Nasser Khan
NASSER KHAN

/s/ Nicholas Wilbar
NICHOLAS WILBAR

/s/ Paul Hanlon
PAUL HANLON

/s/ Ryan Cassidy
RYAN CASSIDY

/s/ Shawn Dilworth
SHAWN DILWORTH

/s/ Stacy Walton
STACY WALTON

/s/ Stephen West
STEPHEN WEST

/s/ Teresa Sparks
TERESA SPARKS

/s/ William McElnea
WILLIAM MCELNEA

[Signature Page to Securities Purchase Agreement]

WCAS SELLERS

WCAS XIII, L.P.

By: WCAS XIII Associates LLC, its general partner

By:	/s/ Brian Regan
Name: Brian Regan
Title: Managing Member

WCAS XIII CAYMAN, L.P.

By: WCAS XIII Associates LLC, its general partner

By:	/s/ Brian Regan
Name: Brian Regan
Title: Managing Member

WCAS XIII CO-INVESTORS LLC

By:	/s/ Brian Regan
Name: Brian Regan
Title: Managing Member

WCAS MANAGEMENT L.P.

By: WCAS XIII Management, LLC, its general partner

By:	/s/ Brian Regan
Name: Brian Regan
Title: Managing Member

WCAS CO-INVEST HOLDCO, L.P.

By: WCAS Co-Invest Associates LLC, its general partner

By:	/s/ Brian Regan
Name: Brian Regan
Title: Managing Member

[Signature Page to Securities Purchase Agreement]

SCHEDULE F

DEFINITIONS

Definitions. For purposes hereof, the following terms will have the respective meanings set forth below:

“A&R LLCA” has the meaning set forth in Section 1.03.

“Adjustment Holdback Amount” means an amount in the aggregate equal to Two Million dollars ($2,000,000).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliate Agreements” has the meaning set forth in Section 3.03(l).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 7.03(e).

“Alternative Transaction” means (a) any merger, consolidation, recapitalization or other similar transaction (whether in one transaction or a series of transactions) which may result in a Person (other than Buyer or its Affiliates) acquiring, or obtaining a majority interest in, the Company and its Subsidiaries; (b) any acquisition or disposal (whether by way of sale, offer, transfer or otherwise) of a majority of the equity interests of the Company and its Subsidiaries; or (c) any sale or other disposition of all or a material portion of the assets of the Company and its Subsidiaries, taken as a whole.

“Base Balance Sheet” has the meaning set forth in Section 3.03(d)(i)(C).

“Base Purchase Price” means an amount in cash equal to $965,607,096, as may be increased pursuant to the penultimate sentence of Section 1.03.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York, New York are authorized or required to be closed.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Claims” means any and all liens, claims, options, charges, pledges, security interests, deeds of trust, encumbrances, rights or restrictions of any kind or nature.

“Class A Units” has the meaning set forth in the recitals to this Agreement.

“Closing” has the meaning set forth in Section 1.05.

“Closing Date” has the meaning set forth in Section 1.05.

“Closing Statement” has the meaning set forth in Section 1.04(b).

“Closing Statement Allocation Schedule” has the meaning set forth in Section 1.04(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Data” means all confidential data, information and data compilations contained in the IT Systems or any databases of the Company, including Private Information, that are used by, or necessary to the business of, the Company or any of its Subsidiaries.

“Company Transaction Expense Threshold” means forty million dollars ($40,000,000).

“Company Transaction Expenses” has the meaning set forth in Section 8.02.

“Contracts” means, with respect to any Person, any written contract, agreement, deed, mortgage, lease, sublease, license, sublicense, commitment, promise, undertaking, arrangement or understanding, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Contributed Incentive Units” has the meaning set forth in Section 1.01.

“Contribution and Exchange” has the meaning set forth in Section 1.01.

“Data Processor” means a natural or legal Person, public authority, agency or other body that processes Private Information on behalf of or at the direction of the Company or any of the Subsidiaries.

“Disclosure Schedules” means the disclosure schedules delivered by the Company on the date hereof.

“Dispute Notice” has the meaning set forth in Section 1.04(d).

“Dispute Period” has the meaning set forth in Section 1.04(d).

“Disqualified Individual” has the meaning set forth in Section 5.06.

“Electronic Delivery” has the meaning set forth in Section 8.14.

“Escrow Agent” means JP Morgan Chase Bank, N.A.

“Escrow Agreement” has the meaning set forth in Section 1.04(a).

“Estimated Company Transaction Expense Amount” has the meaning set forth in Section 1.04(b).

“Exchanged Units” has the meaning set forth in Section 1.01.

“Final Company Transaction Expense Amount” has the meaning set forth Section 1.04(d).

“Financial Statements” has the meaning set forth in Section 3.03(d)(i).

“Fraud” means actual and intentional common law fraud (and not a constructive fraud or negligent misrepresentation or omission) by a Person in making of the representations and warranties set forth in ARTICLES III and IV in this Agreement, as applicable.

“GAAP” means United States generally accepted accounting principles, consistently applied by the Company and its Subsidiaries.

“Governmental Body” means any federal, state, local, municipal, non-U.S. or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Health Systems Co-Investors” has the meaning set forth in Section 1.03.

“Health Systems Sellers” has the meaning set forth in Section 1.03.

“HIPAA” means collectively, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-9) and its implementing regulations, as amended and supplemented by the Health Information Technology for Clinical Health Act of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, when each is effective.

“Holdings” has the meaning set forth in the recitals to this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Unit Holder” has the meaning set forth in the preamble to this Agreement.

“Incentive Units” has the meaning set forth in the recitals to this Agreement.

“Indebtedness” means, without duplication, as to the Company and its Subsidiaries (a) any indebtedness for borrowed money and accrued but unpaid interest, premiums and penalties relating thereto, (b) any indebtedness evidenced by a note, bond, debenture or other similar instrument, (c) any letter of credit, surety bond, performance bonds, bankers acceptances or similar obligations or instruments, in each case, to the extent drawn, (d) any capital lease obligations, which by their terms must be treated as debt (as determined in accordance with GAAP), excluding any obligations associated with leases classified as operating leases in the Financial Statements, (e) any obligations or liabilities for the deferred purchase price of property or services (including all “earn-outs”, “seller notes” or other forms of contingent payment obligations payable with respect to the acquisition of any business, assets or securities (assuming that the maximum amount thereof is earned)), other than trade payables or accruals incurred in the ordinary course of business, (f) any obligations or liabilities secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any encumbrance on any property owned or acquired by such Person, (g) any obligations or liabilities under any interest rate swap, hedge, cap or similar agreements, (h) any obligations or liabilities under conditional sale or other title retention agreements and (i) guarantees of the obligations described in clauses (a) through (h) above of any other Person. For the avoidance of doubt, Indebtedness does not include (A) any intercompany obligations solely between or among the Company and its Subsidiaries, (B) any letter of credit, surety bond, performance bonds, bankers acceptances or similar obligations or instruments, in each case, to the extent undrawn or (C) any obligations associated with leases classified as operating leases in the Financial Statements.

“Information Security Program” means a written information security program that complies with Privacy Laws, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Private Information, and that is at least as stringent as one or more relevant industry standards and that includes: (a) written policies and procedures regarding Private Information, and the processing thereof; (b) administrative, technical and physical safeguards to protect the security, confidentiality, and integrity of any Private Information owned, controlled, maintained, held, or processed by the Company, its Subsidiaries or Data Processors; (c) disaster recovery, business continuity, incident response, and security plans, procedures and facilities; and (d) protections against Security Incidents, Malicious Code, and against loss, misuse or unauthorized access to and processing of Company Data, IT Systems and the systems of any Data Processor.

“Intellectual Property” means any and all rights, title and interests in and to all intellectual property rights of every kind and nature, however denominated throughout the world, including: (a) patents and patent applications of any kind; (b) registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, and slogans, domain names, and registrations and applications for registration of any of the foregoing and the goodwill symbolized therein; (c) works of authorship, copyrights in both published and unpublished works; (d) rights of privacy and publicity and moral rights; (e) software, database rights and any other rights in software or other technology and social media accounts, and (f) proprietary know-how, confidential information and trade secret rights in any information (including inventions, discoveries and invention disclosures (whether or not patented), formulae, patterns, compilations, programs, devices, methods, strategies, techniques, or processes), in each case that derive independent economic value, actual or potential, from not being generally known or readily ascertainable by others who can obtain economic value from its disclosure or use.

“Interim Period” has the meaning set forth in Section 5.01.

“IT Systems” means the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to or used to process Company Data in the conduct of the business of the Company or any of its Subsidiaries.

“Laws” means any laws, statutes, codes, executive orders, licensing requirements, ordinances and any rule or regulation of any Governmental Body, including any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any court or Governmental Body having the effect of law in each such jurisdiction.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

“Managed Pharmacy” means any Person for or on behalf of which the Company or any of its Subsidiaries provide any management, administrative, consulting, health care, billing, or business support services. To the extent a representation or warranty is made in Article III with respect to a Managed Pharmacy such representation or warranty shall only relate to the pharmacy operations of such Managed Pharmacy for which the Company or any such Subsidiary are providing such management, administrative, or business support services.

“Material Adverse Effect” means any change, occurrence, event, effect, development or state of facts that has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, except for any such effects resulting from, in whole or in part: (a) any changes in (i) the United States or global economy generally or the capital or financial markets generally, (ii) political conditions generally of the United States or any other country or jurisdiction in which the Company or any of its Subsidiaries operates or (iii) changes in conditions generally applicable to businesses in the same or similar industries as the Company and its Subsidiaries, (b) the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, manufacturers, licensors, distributors or employees, (c) the identity of, or the effects of any facts or circumstances relating to, Buyer or any of its Affiliates, (d) any changes or prospective changes in GAAP or in any Laws or other requirements of any Governmental Body, in each case after the date hereof, generally applicable to the Company or any of its Subsidiaries or in the interpretation thereof, (e) any actions taken by the Sellers, the WCAS Blocker or the Company hereto in the course of performing obligations required hereunder or which are taken with Buyer’s consent, (f) the effect of any action taken by Buyer or any of its Affiliates with respect to the transactions contemplated hereby, (g) any fact, event, circumstance or document that is described in the Disclosure Schedules as having resulted in a Material Adverse Effect, (h) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (i) any earthquake, hurricane or other natural disaster, weather-related event, pandemic (including the COVID-19 pandemic), epidemic or other act of god or (j) any failure by the Company or its Subsidiaries to achieve any earnings or other financial projections or forecasts, in and of itself (provided that this clause (j) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect); provided, that with respect to clause (a) above, such effect does not have a materially disproportionate and adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the specialty pharmacy industry.

“Methodology Schedule” has the meaning set forth in Section 7.03.

“Organizational Documents” means with respect to any Person other than a natural person, its certificate or articles of incorporation, formation or organization and bylaws, charter, operating agreement, regulations, partnership agreement or similar organizational charter or agreement and all other organizational documents.

“Other Regulatory Laws” has the meaning set forth in Section 5.05(b).

“Outside Date” has the meaning set forth in Section 6.01(d).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body.

“Post-Closing Overpayment Amount” means the amount by which the Final Company Transaction Expense Amount exceeds the Company Transaction Expense Threshold, if any, minus the amount that the Estimated Company Transaction Expense Amount exceeds the Company Transaction Expense Threshold.

“Post-Closing Underpayment Amount” means, (a) if the Estimated Company Transaction Expense Amount exceeds the Company Transaction Expense Threshold, the amount by which the Estimated Company Transaction Expense Amount exceeds the Final Company Transaction Expense Amount and (b) if the Company Transaction Expense Threshold exceeds the Estimated Company Transaction Expense Amount, zero.

“Preliminary Company Transaction Expense Amount” has the meaning set forth in Section 1.04(d).

“Privacy Laws” means (a) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq.; (b) the Fair Credit Reporting Act, 15 U.S.C. § 1681; (c) HIPAA; (d) the Identity Theft Red Flags Rule (16 C.F.R. Part 681); and (e) any other applicable Laws relating to the use, privacy, security or breach of any Private Information including, but not limited to, any such Law requiring a Person to be notified of any situation where there is, or reason to believe there has been, a loss, misuse, unauthorized access or unauthorized acquisition of Private Information.

“Private Information” means any information that relates to or can be used to identify an individual and that is subject to handling, security or notification requirements under any Law relating to the use, privacy and security of any information of or concerning an individual, including Protected Health Information as defined by HIPAA.

“Purchase Price” has the meaning set forth in Section 1.04(a).

“Rev. Proc. 01-43” has the meaning set forth in Section 3.01(d)(ii).

“Rev. Proc. 93-27” has the meaning set forth in Section 3.01(d)(ii).

“Second A&R LLCA” has the meaning set forth in the recitals to this Agreement.

“Second Request” has the meaning set forth in Section 5.05(d).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any unauthorized processing of Private Information, any unauthorized access to the IT Systems or any incident that may require notification to any Person, Governmental Body or any other entity under Privacy Laws.

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Sellers’ Representative” has the meaning set forth in the preamble to this Agreement.

“Shields Sellers” has the meaning set forth in the preamble to this Agreement.

“Shields Specialty” has the meaning set forth in the recitals to this Agreement.

“Straddle Period” has the meaning set forth in Section 7.03(d).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership, limited liability company, or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons is allocated a majority of partnership, association or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, limited liability company, association or other business entity.

“Tax” means any U.S. federal, state, local or non-U.S. taxes, charges, imposts, levies or other assessments, including all net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, real property, personal property, environmental or windfall profit tax, capital stock, custom, duty, estimated or other tax or similar governmental fee or other similar assessment or similar charge, in each case, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Body.

“Transfer Taxes” has the meaning set forth in Section 7.03.

“Transferred Health Systems Units” has the meaning set forth in the recitals to this Agreement.

“Transferred Securities” has the meaning set forth in the recitals to this Agreement.

“Transferred Shields Seller Units” has the meaning set forth in the recitals to this Agreement.

“Waived Benefit” has the meaning set forth in Section 5.06.

“WBA Tag-Along Sale” has the meaning set forth in Section 1.03.

“WCAS Blocker” has the meaning set forth in the preamble to this Agreement.

“WCAS Blocker Common Units” has the meaning set forth in the recitals to this Agreement.

“WCAS Blocker Shares” has the meaning set forth in the recitals to this Agreement.

“WCAS Blocker LLCA” has the meaning set forth in the recitals to this Agreement.

“WCAS Blocker Reorganization” has the meaning set forth in Section 1.02.

“WCAS Sellers” has the meaning set forth in the preamble to this Agreement.

“WCAS Transferred Blocker Units” has the meaning set forth in the recitals to this Agreement.

“Willful Breach” means (i) an action or failure to act by one of the parties hereto that constitutes a material breach of this Agreement, and such action was taken or such failure occurred with such party’s knowledge or intention that such action or failure to act could be expected to constitute a material breach of this Agreement, and such breach (A) resulted in, or contributed to, the failure of any of the conditions set forth in ARTICLE II to be satisfied or (B) resulted in, or contributed to, the Closing not being consummated at the time the Closing would have occurred pursuant to Section 6, or (ii) the failure of Buyer to deliver at the Closing the full consideration payable pursuant to ARTICLE I under this Agreement.